Exhibit 4.3


                           The Peoples Holding Company

                           Deferred Compensation Plan








                            Effective January 1, 2002






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The Peoples Holding Company Deferred Compensation Plan

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The Peoples  Holding  Company  establishes,  effective as of January 1, 2002, an unfunded, deferred compensation plan on behalf of certain selected management or highly compensated employees and directors of The Peoples Holding Company and its subsidiaries. This document defines the provisions of such plan and will be known as "The Peoples Holding Company Deferred Compensation Plan."

ARTICLE I


                                   DEFINITIONS

     The following sections of this Article I provide basic definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms will be deemed to have the following meanings:

     2.2 "Account" means the record of a Participant's interest in this Plan represented by the Deferrals, with all earnings thereon credited to such Account on behalf of the Participant under this Plan and all losses, expenses, withdrawals and distributions thereon debited from such Account.

     2.3 "Affiliate" means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity's outstanding voting securities, in each case asdssignated by the Board as being a participating employer in the Plan.

     2.4 "Base Salary" means an Employee's base salary for the Plan Year, as may be adjusted from time to time.

     1.4  "Beneficiary"  means the  person or  persons  designated  pursuant  to
Article VII herein, by a Participant to receive such payments as may become payable hereunder after the death of a Participant.

     1.5 "Board" means the board of directors of the Company.

     1.6 "Bonus" means the additional compensation payment in cash to an Employee under the terms of the Company's Management Annual Incentive Compensation Plan or any other performance compensation plan, program or arrangement under which the Company pays an amount of cash remuneration to an Employee above such Participant's Base Salary, including any cash-based long-term incentive plan.

     1.7 "Change in Control" means any liquidation, dissolution, consolidation or merger of the Company in which the Company is not a continuing or surviving corporation.

     1.8 "Committee" means the committee appointed by the Board to manage and control the operation and administration of this Plan.

     1.9 "Company" means The Peoples Holding Company and any Subsidiaries or Affiliates that adopt the Plan, with the company's approval, for their employees, or any successor entity by operation of law or any successor entity which affirmatively adopts the Plan, the trust, if any, and the obligations of Peoples Holding Company with respect to the Plan.

     2.10 "Company Stock" means the common stock of The Peoples Holding Company, $5.00 per share, or any security into which Company Stock may be converted by reason of any transaction or event of the type referred to in Section 4.5 here of or a Change in Control.

     1.11 "Compensation" means the Base Salary, Bonus, or Director Compensation earned, or to be earned, by a Participant during a Plan Year.

     1.12 "Crediting Rate" means an interest rate determined by reference to Company Stock in accordance with Article IV of this Plan. The amount of interest credited on each Valuation Date (or deducted in the case of depreciation in value of Company Stock) shall equal the interest, dividends, increase or decrease in market value and other earnings or losses that would have been credited to the Account if the Account had actually been invested in Company Stock for that month.

     1.13 "Deferrals" means that portion of a Participant's Compensation to be paid during a Plan Year which a Participant elects to have and is deferred during any one Plan Year. In the event of a Participant's Termination of Employment prior to the end of a Plan Year, such year's Deferral shall be the actual amount deferred and withheld prior to such Termination of Employment.

     1.14 "Deferral Election" or "Election" means an irrevocable election made by an Eligible Employee or Director in accordance with the requirements of the Plan to reduce such Participant's Base Salary, Bonus or Director Compensation, as the case may be, for a Plan Year by an amount equal to the product of such Employee or Director's Deferral Percentage and such Employee Compensation or Director Compensation subject to the Deferral.

     1.15 "Deferral Election Form" means the form established from time to time by the Committee that an Eligible Employee or Director completes, signs and returns to the Committee to make a Deferral Election.

     1.16 "Deferral Percentage" means the percentages of a Participant's Base Salary, Bonus or Director Compensation for a Plan Year which, pursuant to such Participant's Deferral Election, is to be deferred in accordance with this Plan.

     1.17 "Director" means a member of the Board.

     1.18 "Director Compensation" means the compensation paid to a Director for service as a Director by the Company in the form of either an annual retainer or meeting fees.

     1.19 "Disabled" means the total and permanent disability of a Participant under the terms of the long-term disability plan of the Company then in effect, or, in the absence of a long-term disability plan, as determined by the Board, in its sole and absolute discretion.

     1.20 "Effective Date" means January 1, 2002.

     1.21 "Eligible Employee" means each Employee who is a member of select group of management or highly compensated employees, and is selected by the Committee to participate in this Plan pursuant to Article II hereof.

     1.22 "Employee" means any person who renders services as a common law employee to the Company, or any of its subsidiaries or affiliates.

     1.23 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     1.24 "Fair Market Value" means with respect to the Stock (i) the closing price on any date for a share of Stock as reported by The Wall Street Journal
(a) under the American Stock Exchange Composite Transactions if Stock is traded on the American Stock Exchange or, (b) if Stock is otherwise publicly traded, under the quotation system under which such closing price is reported or, (ii) if The Wall Street Journal no longer reports such closing price as reported by a newspaper or trade journal selected by the Committee or, (iii) if no such closing price is available on such date, such closing price as so reported for the immediately preceding business day, or, (iv) if no newspaper or trade journal reports such closing price or if no such price quotation is available, or if Stock is not publicly traded, the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

     1.25 "Internal Revenue Code" or "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     1.26 "Notice Date" means the date established by the Committee as the deadline for it to receive a Deferral Election or any other notification with respect to an administrative matter in order to be effective under this Plan. Notwithstanding anything to the contrary, the Notice Date with respect to a Deferral Election will be such date as will be determined by the Committee (1) before January 1 of the year during which Compensation to be deferred is earned by the Participant , or (2) with respect to any Bonus payable to an Eligible Employee under a cash-based long-term incentive plan, at least ninety (90) days before the expiration of any applicable performance period under such plan; provided that, in the year in which the Plan becomes effective, Employees or Directors who are eligible to participate may make a Deferral Election within thirty (30) days after the effective date of the Plan and in the year in which the Employee or Director first becomes eligible to participate in the Plan, such Employee or Director may make a Deferral Election within thirty (30) days after the date on which such Employee or Director becomes eligible for participation.

     1.27 "Participant" means an Eligible Employee or Director who begins to participate in this Plan after completing the eligibility requirements and properly filing a Deferral Election Form. An individual will remain a Participant until the distribution of the balance of all of such Participant's Account.

     1.28 "Plan" means the Peoples Holding Company Deferred Compensation Plan, as it may be validly amended from time to time.

     1.29 "Plan Year" means the annual accounting period of this Plan which ends on each December 31.

     1.30 "Retirement" means the Termination of Employment of an Employee from the employ or service of the Company, or any of its subsidiaries or affiliates in accordance with the terms of the applicable Company retirement plan, or if an Employee is not covered by any such plan, the Termination of Employment of the Employee on or after the earliest to occur of the following:

          (a) the attainment by the Employee of the age of 65 and the achievement of five years of employment or service with the Company or any of its subsidiaries or affiliates; or

          (b) the attainment by the Employee of the age of 55 and 10 years of employment or service with the Company or any of its subsidiaries or affiliates.

     1.31 "Spouse" means the person to whom a Participant is validly married under the laws of the State of the Participant's primary residence; provided however, if the Participant is legally separated from a person who would otherwise be such Participant's Spouse (but for this proviso), then such person will cease to be such Participant's Spouse. For this purpose, a common law spouse is a Spouse only if the Participant resides in a State that legally recognizes common law marriages. A person to whom a Participant was formerly married is not a Spouse.

     1.32 "Subsidiary" means a corporation or other entity (i) more than 50 percent of whose outstanding Share or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding Share or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 40 percent of whose ownership interest (representing the right generally to make decisions for such other entity) is, as of the date this Plan is approved by the Board and thereafter, owned or controlled directly or indirectly by the Company.

     1.33 "Termination of Employment" of an Employee occurs when a person ceases to be an Employee as determined by the personnel policies of the Company; provided however, that transfer of employment from the Company, or from one affiliate of the Company, to another affiliate of the Company or to the Company, will not constitute a Termination of Employment for purposes of this Plan. A Disabled Participant shall be deemed to have terminated employment for purposes of this Plan. For purposes of this Plan, the termination of service of a Director as a Director of the Company, whether by operation of the Bylaws of the Company, voluntary resignation, removal by the Board or nonelection by the Shareholders, shall constitute Termination of Employment.

     1.34 "Valuation Date" means the date of deferral.

     1.35 "Unforeseeable Financial Emergency" means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden or unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or
(iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.



ARTICLE II
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                                  PARTICIPATION

     2.1 Eligibility. The Committee in its sole discretion will select and notify those Employees who will be Eligible Employees for any particular Plan Year. An Eligible Employee will remain eligible to participate in the Plan with respect to each Plan Year following such Eligible Employee's initial selection by the Committee, unless removed as an Eligible Employee with respect to a Plan Year (or Plan Years) by action of the Committee in its sole discretion. If the Committee determines that participation in the Plan by a Participant will cause the Plan to be subject to Parts 2, 3 or 4 of Title I of ERISA, the Committee may, in its discretion, immediately pay to the Participant the value of his Account hereunder. All Directors are eligible to participate in the Plan.

     2.2 Participation. Each Eligible Employee and Director may elect to become a Participant under the Plan by completing, signing and returning to the Committee a Deferral Election Form provided for that purpose by the Committee, no later than the designated Notice Date.



ARTICLE III
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                         PARTICIPANT DEFERRAL ELECTIONS

     3.1 Employee Deferral Election.

An Eligible Employee may elect to defer a portion of Compensation for a Plan Year until January of a specific year ("Year Certain") or until January of the year following Retirement. An Eligible Employee who desires to make a Deferral will file a Deferral Election Form pursuant to procedures specified by the Committee (i) specifying the applicable Deferral Percentage(s) and the date as of which the amounts so deferred will become payable unless otherwise provided in this Plan, and (ii) authorizing such Eligible Employee's Compensation payable for a Plan Year to be reduced and deferred hereunder.

The applicable Deferral Percentage(s) selected by an Eligible Employee under Subsection (a) hereof, for any Plan Year, will not exceed _____ percent (____%) of such Eligible Employee's Base Salary and one hundred percent (100%) of such Eligible Employee's Bonus; provided that the Committee may, without amending this Plan, determine that the maximum applicable Deferral Percentage will be greater or lesser than the percentages set forth herein. Otherwise, the maximum Deferral Percentage as provided herein will apply.

     3.2 Director Deferral Election. A Director may elect to defer a portion of such Director's Compensation for a Plan year until January of the year following the year of such Director's Termination of Employment. A Director who desires to make a Deferral will file a Deferral Election Form pursuant to procedures specified by the Committee (i) specifying the applicable Deferral Percentage(s), and (ii) authorizing such Director's Compensation payable for a Plan year to be reduced and deferred hereunder.

     3.3 Election Procedures. If properly received by the Committee on or before the relevant Notice Date, a Deferral Election will be effective only with respect to Compensation paid with respect to the Plan Year to which the Deferral Election applies pursuant to the terms of this Plan. Future Deferrals will be terminated automatically for any Participant who is deemed by the Committee to no longer be eligible for participation in the Plan. Consistent with the above, the Committee may establish rules and procedures governing when a Deferral Election will be effective and what Compensation will be deferred by the Deferral Election; provided such rules and procedures are not more permissive than the terms and provisions of this Plan.

     3.4 Election to Modify or Terminate Future Contributions. Subject to the provisions of Sections 5.1 and 6.3 hereof, all Deferrals hereunder are irrevocable. A Participant who desires to modify or terminate the amount of future Compensation being deferred under the Plan must notify the Committee in writing on a Deferral Election Form provided by the Committee. Elections to decrease or terminate Deferrals of future Compensation shall become effective as soon as administratively possible. Elections to increase Deferrals of future Compensation shall become effective on January 1 of the next Plan Year.

     3.5 Vesting. A Participant will be fully vested at all times in his or her Account.



ARTICLE IV
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                             DEFERRALS AND ACCOUNTS

     4.1 Deferrals. A Participant's Deferrals under Article IV herein shall be credited to an Account maintained for each Participant. A Participant's Deferrals will be credited to the Participant's Account as of the date on which the Participant's Compensation would otherwise have been paid to the Participant had it not been deferred. All amounts credited to a Participant's Account will be treated as a reduction of Compensation otherwise payable to such Participant. Distributions pursuant to Articles V and VI shall be debited against a Participant's Account.

     4.2 Valuation of Accounts. The Account is a bookkeeping account, the value of which shall be based upon the performance of Company Stock. Deferrals will be credited to the Account in the form of units, each reflecting one share of Company Stock. Fractional units will also be credited to such account, if applicable. The number of such credited units will be determined by dividing the value of the Compensation deferred by the Fair Market Value of the Company Stock as of the close of business on the day on which such Compensation would have been paid had it not been deferred. All dividends paid with respect to Company Stock will be deemed to be immediately reinvested in such Common Stock. Prior to any distribution of a Participant's Account under Articles V or VI herein, the Company shall credit the Account with interest on each Valuation Date, at the Crediting Rate. Notwithstanding the foregoing, the terms of this Plan place no obligation upon the Company to invest or to continue to invest any portion of the amounts in the Participant's Account, to invest in or to continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. It is understood and agreed that the Company assumes no risk of any decrease in the value of Company Stock or the Participant's Account, and the Company's sole obligations are to maintain the Participant's Account and make payments to the Participant as herein provided.

     4.3 Credits to Deferral Account Balance. Credits to a Participant's Account in accordance with this Article IV shall continue until the Account balance is paid in full to the Participant or the Participant's Beneficiary.

     4.4 Statement of Account. The Company shall provide periodically to each Participant (but not less frequently than once each calendar quarter) a statement setting forth the Account balance of such Participant.

     4.5 Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined in good faith by the Committee, in its sole discretion, to be appropriate in order to adequately reflect the Crediting Rate and prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee may, in such manner as it may deem equitable (i) adjust the number of units credited to a Participant's Account pursuant to Section 4.2 hereof, or (ii) adjust the number of shares of Company Stock represented by a unit as provided in Section 4.2 hereof. The determination of the Committee as to such adjustments, if any, shall be binding and conclusive.



ARTICLE V
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                                   WITHDRAWALS

     5.1 Withdrawals for Hardship. At the request of a Participant in the event of an Unforeseeable Financial Emergency or at the request of the Participant's Beneficiaries after the Participant's death, the Committee may, in its sole discretion, accelerate and pay all or part of the value of the Participant's Account. An accelerated distribution hereunder for an Unforeseeable Financial Emergency must be limited to only that amount necessary to relieve the Unforeseeable Financial Emergency (plus any appropriate taxes). Amounts distributed to a Participant hereunder will be subject to applicable tax withholding.

     5.2 Other Premature Withdrawals. A Participant may request the withdrawal of all or part of such Participant's Account (not in excess of the balance of such Account), prior to the time otherwise specified in any applicable Deferral Election of the Participant under this Plan, for reasons other than a financial need. The Participant will acknowledge and agree that in consideration for the current payment of the relevant portion of the Participant's Account, the Participant will forfeit ten percent (10%) of the total pre-withdrawal value of such portion of the Participant's Account. In addition, the Participant will be precluded from further participation in the Plan for a period of twelve (12) months following the month during which the Participant's withdrawal request is received by the Committee.

     5.3 Withdrawal Processing.

          (a) Minimum Amount. There is no minimum payment for any type of withdrawal.

          (b) Application by Participant. To apply for any type of withdrawal, a Participant must submit to the Committee a withdrawal request, in accordance with such uniform and nondiscriminatory procedure as will be established by the Committee.

          (c) Approval by Committee. The Committee is responsible for determining that a withdrawal request conforms to the requirements described in this Article and notifying the Company of any payments to be made in a timely manner. With respect to any withdrawal request under
     Section 5.1, the Committee's decision to allow a Participant to withdraw all or part of such Participant's Account in connection with a financial need will be based on the facts and circumstances of each case. However, in no event will the amount withdrawn exceed the lesser of the amount which the Committee deems necessary to satisfy such financial need (plus any appropriate taxes) or the balance of such Participant's Account. Any request to make a withdrawal by a member of the Committee may be approved only by disinterested members of the Committee, or if none, by the Board.

          (d) Time of Processing. The Company will make payment to the Participant as soon as is administratively feasible following approval of the withdrawal request; provided however, if such payment will result in any portion of the payment (or any other amount paid to such Participant during the same Plan Year) not being deductible by reason of Code section 162(m), the Committee may defer payment to a later payment date designated by it.

          (e) Medium and Form of Payment. The medium of payment for all withdrawals is Company Stock. The form of payment for withdrawals will be a single-sum payment in Company Stock, less applicable withholding taxes.



ARTICLE VI
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                                   WITHDRAWALS

     5.1 Withdrawals for Hardship. At the request of a Participant in the event of an Unforeseeable Financial Emergency or at the request of the Participant's Beneficiaries after the Participant's death, the Committee may, in its sole discretion, accelerate and pay all or part of the value of the Participant's Account. An accelerated distribution hereunder for an Unforeseeable Financial Emergency must be limited to only that amount necessary to relieve the Unforeseeable Financial Emergency (plus any appropriate taxes). Amounts distributed to a Participant hereunder will be subject to applicable tax withholding.

     5.2 Other Premature Withdrawals. A Participant may request the withdrawal of all or part of such Participant's Account (not in excess of the balance of such Account), prior to the time otherwise specified in any applicable Deferral Election of the Participant under this Plan, for reasons other than a financial need. The Participant will acknowledge and agree that in consideration for the current payment of the relevant portion of the Participant's Account, the Participant will forfeit ten percent (10%) of the total pre-withdrawal value of such portion of the Participant's Account. In addition, the Participant will be precluded from further participation in the Plan for a period of twelve (12) months following the month during which the Participant's withdrawal request is received by the Committee.

     5.3 Withdrawal Processing.

          (a) Minimum Amount. There is no minimum payment for any type of withdrawal.

          (b) Application by Participant. To apply for any type of withdrawal, a Participant must submit to the Committee a withdrawal request, in accordance with such uniform and nondiscriminatory procedure as will be established by the Committee.

          (c) Approval by Committee. The Committee is responsible for determining that a withdrawal request conforms to the requirements described in this Article and notifying the Company of any payments to be made in a timely manner. With respect to any withdrawal request under
     Section 5.1, the Committee's decision to allow a Participant to withdraw all or part of such Participant's Account in connection with a financial need will be based on the facts and circumstances of each case. However, in no event will the amount withdrawn exceed the lesser of the amount which the Committee deems necessary to satisfy such financial need (plus any appropriate taxes) or the balance of such Participant's Account. Any request to make a withdrawal by a member of the Committee may be approved only by disinterested members of the Committee, or if none, by the Board.

          (d) Time of Processing. The Company will make payment to the Participant as soon as is administratively feasible following approval of the withdrawal request; provided however, if such payment will result in any portion of the payment (or any other amount paid to such Participant during the same Plan Year) not being deductible by reason of Code section 162(m), the Committee may defer payment to a later payment date designated by it.

          (e) Medium and Form of Payment. The medium of payment for all withdrawals is Company Stock. The form of payment for withdrawals will be a single-sum payment in Company Stock, less applicable withholding taxes.




ARTICLE VI
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                                  DISTRIBUTIONS

     6.1 Distribution of Account Balance. Distribution of the value of a Participant's Account balance for any Plan Year in which the Participant made a Deferral shall be in a lump sum or in annual installments over a period of time not less than two (2) nor more than ten (10) years, as specified by the Participant on the Deferral Election Form for that Plan Year. If the timing of distribution or a payment form is not specified on a Deferral Election Form for any particular Plan Year in which the Participant made a Deferral, the Participant's Account balance for that Plan Year shall be distributed as a lump sum upon the Participant's Termination of Employment. If any distribution will result in any portion of the payment (or any other amount paid to such Participant during the same Plan Year) not being deductible by reason of Code section 162(m), the Committee may defer payment to a later payment date designated by it and such Account will continue to have investment returns measured under this Plan.

     6.2 Form of Payment. Distributions of a Participant's Account balance will be made in the form of Company Stock.


     6.3 Time of Payment.

          (a) Year Certain Deferrals. If the Participant remains employed until the Year Certain elected, all amounts relating to a Year Certain deferral will be paid either in a single distribution, less applicable withholding taxes, in January of the Year Certain elected, or in up to ten (10) annual installments payable each January commencing with the Year Certain elected, as designated by the Participant on the Deferral Election Form. Annual installments will be paid in an amount, less applicable withholding taxes, determined by multiplying (i) the balance of the Account attributable to the Plan Year for which such election was made, by (ii) a fraction, the numerator of which is one (1) and the denominator of which is a number equal to the remaining unpaid annual installments.


          (b) Timing of Distribution Upon Retirement or Disability. Distributions shall commence, or be paid in a lump sum if so elected by the Participant, in January of the year following Retirement or Disability. Annual installments shall be paid in an amount, less applicable withholding taxes, determined by multiplying (i) the balance of the Account by (ii) a fraction, the numerator of which is one (1) and the denominator of which is a number equal to the remaining unpaid annual installments.

          (c) Termination of Employment Prior to End of Deferral Period. In the event of Termination of Employment of an Employee Participant for any reason prior to the completion of an elected deferral period, the Employee Participant's Account shall be paid to the Employee Participant or the Employee Participant's Beneficiary, as the case may be, in a single lump sum, less applicable withholding taxes, as soon as practicable after the end of the calendar quarter in which the Termination of Employment occurred; provided, however, that upon an Employee Participant's Retirement or Termination of Employment due to Disability prior to completion of an elected deferral period, all such amounts shall be paid or in the case of the election of installment payments, commence to be paid, in January of the year following such Retirement or Termination of Employment due to Disability, as the case may be.

          (d) Death of a Participant Subsequent to Commencement of Distribution Payments. In the event of the death of a Participant subsequent to the commencement of payments hereunder but prior to completion of such payments, the installments shall continue and shall be paid to the designated Beneficiary as if the Participant had survived. The Company shall reserve the right to commute and pay the benefits in a lump sum.


     6.4 Redeferral Election. Notwithstanding the foregoing, a Participant will be permitted to timely elect to delay the beginning date of distribution and/or increase the number of annual installments (up to the maximum permitted under Section 6.1 herein) for previous Deferrals, provided that the redeferral election must be made at least one full calendar year prior to the date on which such distribution would otherwise have been made in the absence of such redeferral, and must be made in such manner as is provided for by the Committee.

     6.5 Determination of Account Balance. When a distribution of all or a portion of an Account is to be made, the number of shares of Company Stock to be distributed shall be determined by multiplying the number of units in the Account by the Fair Market Value of one share of Company Stock on the date of distribution, then dividing the resulting quotient by the Fair Market Value of one share of Company Stock on the date of distribution.

     6.6 Section 16(b) Restrictions. Notwithstanding any other provision of this Plan, the Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to such Participant's Account is not deemed to be a non-exempt purchase for purposes of Section 16(b), including without limitation requiring that no shares of Company Stock may be distributed for six months after being credited to such Account.



ARTICLE VII
--------------------------------------------------------------------------------

                                   BENEFICIARY

     7.1 Beneficiary Designation. A Participant shall designate a Beneficiary to receive benefits under the Plan on the Deferral Election Form provided by the Committee. If more than one Beneficiary is named, the share and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary at any time by submitting to the Committee a new Deferral Election Form.

     7.2 Proper Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Committee, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

     7.3 Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Committee, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent. Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company. Neither the Company nor the Committee shall have any responsibility to see to the proper application of any payments so made.

     7.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Section 7.1 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving Spouse. If the Participant has no surviving Spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.




ARTICLE VIII
--------------------------------------------------------------------------------

                           ADMINISTRATION OF THE PLAN


     8.1 Majority Vote. All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting. Such resolutions or actions shall be confirmed in writing by a Board resolution.

     8.2 Finality of Determination. Subject to the Plan, the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right and discretion to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The interpretations, decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan, and cannot be overruled by a court of law unless arbitrary or capricious.

     8.3 Certificates and Reports. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

     8.4 Indemnification and Exculpation. The Company shall indemnify and hold harmless each current and former member of the Committee and each current and former member of the Board against any and all expenses and liabilities (to the extent not indemnified under any liability insurance contract or other indemnification agreement) which the person incurs on account of any act or failure to act in connection with the good faith administration of the Plan. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law, but shall be conditioned upon the person's notifying the Company of the claim of liability within 60 days of the notice of that claim and offering the Company the right to participate in and control the settlement and defense of the claim. The foregoing provision will not be applicable to any person if the loss, cost, liability, or expense is due to such person's gross negligence or willful misconduct.

     8.5 Expenses. The expenses of administering the Plan shall be borne by the Company.

     8.6 FICA and Other Taxes. Under present Federal income tax laws, no portion of a Participant's Deferrals hereunder will be includable in income for Federal income tax purposes during the period of deferral. FICA tax withholding, however, is required currently on the Compensation deferred hereunder. For each Plan Year in which a Deferral is being withheld, the Company shall ratably withhold from that portion of the Participant's Compensation that is not being deferred the Participant's share of FICA and other employment taxes as required. When any part of a Participants Account Balance is actually paid to a Participant, such portion shall be includable in the Participant's income, and Federal, state and local income tax withholding will apply. The Company may make necessary arrangements in order to effectuate any such withholding, including the mandatory withholding of shares of Company Stock which would otherwise be distributed to a Participant.





ARTICLE IX
--------------------------------------------------------------------------------

                                CLAIMS PROCEDURE

     9.1 Written Claim. Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or a designated Beneficiary or any other person claiming through the Participant shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or a delegate.

     9.2 Denied Claim. If the claim is denied, in full or in part, the Committee shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

     9.3 Review Procedure. If the claim is denied and a review is desired, the Participant (or Beneficiary) shall notify the Committee in writing within sixty
(60) days after receipt of the written notice of denial. In requesting a review, the Participant or Beneficiary may request a review of pertinent documents with regard to the benefits created under this agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

     9.4 Committee Review. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan on which the decision is based.




ARTICLE X
--------------------------------------------------------------------------------


                         NATURE OF COMPANY'S OBLIGATION


     10.1 Company's Obligation. The Company's obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan.

     10.2 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives a Participant or Beneficiary any beneficial ownership interest in any asset of the Company, which shall at all times remain subject to the claims of the Company's general creditors. In the event that the Company elects to invest funds to pay Account balances under the terms of this Plan, title to and beneficial ownership of such assets shall at all times remain with the Company.

     10.3 Rabbi Trust. In order to meet its contingent obligations hereunder, the Company may, in its sole and absolute discretion, set aside or earmark funds in an amount, determined by the Committee, equal to the total amounts necessary to provide benefits under the Plan. Notwithstanding the foregoing, the Company, at the sole and absolute discretion of the Committee, may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations hereunder.




ARTICLE XI
--------------------------------------------------------------------------------


                            AMENDMENT AND TERMINATION

     11.1 Prior to a Change in Control. The Company reserves the right to amend this Plan from time to time by action of the Board. No such action may reduce or relieve the Company of any obligation with respect to the balance of an Account maintained under this Plan with respect to a Participant (or Beneficiary) as of the date of such amendment, without the written consent of such affected Participant (or Beneficiary).

     11.2 Change in Control. Upon the occurrence of a Change in Control, the Board may elect to terminate the Plan and distribute Account balances in accordance with this Article. After a Change in Control, the Company may amend this Plan solely for the purpose of ceasing Deferral Elections.

     11.3 Termination. The Company, by action of the Board, reserves the right to prospectively terminate this Plan, provided the Company pays to each Participant and Beneficiary, the single-sum value of the Participant's Account (or of the Beneficiary's unpaid Death Benefit) as of the date of termination. Such payment will be paid as soon as administratively possible, but not later than 90 days following the date of termination.




ARTICLE XII
--------------------------------------------------------------------------------




                            MISCELLANEOUS PROVISIONS

     12.1 Corporate Action. Any action required of or permitted by the Company under this Plan will be by resolution of its Board, the Committee or any person or persons authorized by resolution of the Committee.

     12.2 Interests not Transferable. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgements, alimony maintenance, owed by the Participant or Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

     12.3 Effect on Other Benefit Plans. The treatment under other employee benefits plans maintained by the Company of amounts credited or paid under this Plan will be determined pursuant to the provisions of such plans.

     12.4 Legal Fees and Expenses. After a Change in Control, the Company will pay all reasonable legal fees and expenses which the Participant or a Beneficiary may incur as a result of the Company's contesting the validity, enforceability, or the Participant's (or the Beneficiary's) interpretation of, or determinations made under, this Plan.

     12.5 Right to Offset. Prior to a Change in Control, any amount owed to the Company by a Participant of whatever nature may be offset by the Company from the value of any benefit otherwise payable hereunder, and no benefit hereunder will be distributed to the Participant unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims against the Company in a manner that is acceptable to the Committee in its sole and unrestricted discretion.

     12.6 Deduction of Taxes from Amounts Payable.

          (i) Distribution. The Company will deduct from the amount to be distributed such amount as the Company, in its sole discretion, deems proper to protect the Company against liability for the payment of death, succession, inheritance, income, or other taxes, and out of money so deducted, the Company may discharge any such liability and pay the amount remaining to the Participant, the Beneficiary or the deceased Participant's estate, as the case may be.

          (ii) Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes, Federal employment tax purposes, or for purposes of any other taxing authority with respect to any Account under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, State, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

     12.7 Facility of Payment. If a Participant or Beneficiary is declared an incompetent or is a minor and a conservator, guardian, or other person legally charged with his or her care has been appointed, any benefits to which such Participant or Beneficiary is entitled will be payable to such conservator, guardian, or other person legally charged with his or her care. The decision of the Committee in such matters will be final, binding, and conclusive upon the Company and upon each Participant, Beneficiary, and every other person or party interested or concerned. The Company and the Committee will not be under any duty to see to the proper application of such payments.

     12.8 Merger. This Plan will be binding and enforceable with respect to the obligation of the Company against any successor to the Company by operation of law or by express assumption of the Plan, and such successor will be substituted hereunder for the Company.

     12.9 Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms will be deemed to include the feminine, and singular the plural.

     12.10 Invalidity of Certain Provisions. If any provision of this Plan will be held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof and this Plan will be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

     12.11   Headings.   The  headings  or  articles  are  included  solely  for
convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text will control.

     12.12 No Right to Employment. Neither the creation of this Plan nor anything contained herein will be construed as giving any Participant in this Plan any right to remain in the employ of the Company.

     12.13 Notice and Information Requirements. Except as otherwise provided in this Plan or as otherwise required by law, the Company will have no duty or obligation to affirmatively disclose to any Participant or Beneficiary, nor will any Participant or Beneficiary have any right to be advised of, any material information regarding the Company.

     12.14 Governing Law. This Plan will be governed by the laws of the State of Mississippi, without regard to the conflicts-of-law rules of such State, to the extent not preempted by the laws of the United States of America.





     IN WITNESS WHEREOF, the Company has caused this Plan to be signed by its duly authorized officer, and adopted on the 10th day of November 2001.

                                                THE PEOPLES HOLDING COMPANY


                                               By:/s/ E. Robinson McGraw
                                               ---------------------------------
                                                    E. Robinson McGraw
                                               Title:  President and CEO